Exhibit 10.8.5

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

July 23, 2012

Timothy C. Rodell, M.D.

Chief Executive Officer and President

GlobeImmune, Inc.

1450 Infinite Dr.

Louisville CO 80027

Via Email to: terodell@globeimmune.com

Dear Tim:

This letter agreement (“Option Extension Agreement”) is to confirm the understanding that Celgene Corporation (“Celgene”) and GlobeImmune, Inc. (“Globeimmune”) have reached regarding the conduct of a phase 2/3 clinical trial with the GI-4000 Drug Candidate in resected pancreas cancer (the “Phase 2/3 Trial”).

The Phase 2/3 Trial will be in resected pancreas cancer that shall be subject to approval by the JRC pursuant to the Collaboration and Option Agreement, by and between Celgene and GlobeImmune, dated May 14, 2009, as amended (the “Agreement”). The phase 2 portion of the Phase 2/3 Trial will enroll a minimum of 100 subjects and will use as a minimum a 1-year RFS endpoint for (a) prospectively validating a pre-selection proteomic signature which is associated with improved RFS and OS in the GI-4000 treated arm of GI-4000-02, and (b) obtaining more precision on the total sample size needed for the phase 3 portion of the Phase 2/3 Trial. The complete details of the Phase 2/3 Trial protocol will be agreed to between the Parties through the JRC.

The Celgene Program Option Period, as more fully described in the Agreement, shall be extended through to the Completion of the phase 2 portion of this new Phase 2/3 Trial. Specifically, Celgene’s right to exercise the Celgene Program Option will be extended to [*] following the delivery by GlobeImmune of a new Initial Development Program Report that includes complete top line data from a locked database using validated programs for the primary and secondary endpoints specific to the new phase 2 proof of concept portion of the new Phase 2/3 Trial and such additional information and access to GI-4000 Drug Candidate records as Celgene may reasonably request consistent with Completion of a Clinical Trial.

In order for this Option Extension Agreement to be effective, Celgene shall elect to purchase $4.9 million of Globelmmune’s equity securities (the “Option Extension Stock”) by March 31, 2013 as part of an offering that would provide GlobeImmune sufficient funds to pay the estimated initial phase 2 portion of the Phase 2/3 Trial through delivery of the Initial Development Program Report. If Celgene does not purchase the Option Extension Stock by March 31, 2013, this Option Extension Agreement shall be void and the terms of the Agreement shall continue in full force.

As additional consideration for the Option Extension Agreement, the royalty rate for GI-4000 Licensed Products at each tier under the terms of the Agreement will be increased, as follows, provided Celgene has purchased the Option Extension Stock, and GlobeImmune has satisfied the criteria set up above for the new Phase 2/3 Trial data as delivered in the new Initial Development Program Report:

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Net Sales in the Territory in a Calendar Year for GI-4000	Royalty Rate
[*]	[*]
[*]	[*]
[*]	[*]

All capitalized terms used in this Option Extension Agreement but not defined herein shall have the meaning given to such term in the Agreement.

Upon execution of this letter by both Parties, this Option Extension Agreement becomes effective as of the date of this letter above, subject to Celgene’s purchase of the Option Extension Stock.

Except as set forth in this letter agreement, all provisions of the Agreement shall remain in full force and effect.

Please execute this Option Extension Agreement by signing and dating in the spaces below, thereby signifying your consent to the terms and conditions herein and return an executed copy to me.

Sincerely,	Acknowledged and Agreed:

Celgene Corporation	GLOBEIMMUNE, INC.

	By:	/s/ Timothy C. Rodell, M.D.

	Name:	Timothy C. Rodell, M.D.

/s/ Perry Karsen	Title:	CEO and President
Name

Chief Operations Officer	Date:	26 July, 2012
Title